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                                                                 Exhibit 2.3.3

                     SECOND AMENDMENT TO AGREEMENT AND PLAN
                 OF REORGANIZATION BETWEEN ACCESS BEYOND, INC.
                     AND HAYES MICROCOMPUTER PRODUCTS, INC.

     This Second Amendment to the Agreement and Plan of Reorganization between Access Beyond, Inc. and Hayes Microcomputer Products, Inc. (the "Second Amendment") is entered into as of November 21, 1997, by and between Access Beyond, Inc., a Delaware corporation ("Access Beyond"), and Hayes
Microcomputer Products, Inc., a Georgia corporation ("Hayes") (and individually referred to as "Party" and jointly and severally referred to herein as "Parties"). This Second Amendment will be effective as of the Effective Date (as defined below).

                                    RECITALS

     A. The Parties previously entered into an Agreement and Plan of Reorganization on July 29, 1997 (the "Merger Agreement") pursuant to which, subject to the terms and conditions set forth therein, a new corporation that will be organized in Georgia as a wholly owned subsidiary of Access Beyond ("Newco") will merge with and into Hayes in a reverse triangular merger (the "Merger"), with Hayes to be the surviving corporation of the Merger, and the Merger Agreement was amended pursuant to that certain First Amendment to the Agreement and Plan of Reorganization between Access Beyond, Inc. and Hayes Microcomputer Products, Inc. on November 7, 1997 (the "First Amendment"). Capitalized terms used but not otherwise defined in this Second Amendment have the meanings ascribed to such term in the Merger Agreement and the First Amendment. (As used herein, the term "Merger Agreement, as amended" means the Merger Agreement and the First Amendment.)

     B. Certain other amendments to the Merger Agreement, as amended, are now necessary.

     NOW, THEREFORE, in reliance upon the recitals set forth above, the Parties hereto agree as follows:

1. The last sentence of paragraph 1 of the First Amendment is hereby deleted and the following sentence is inserted in lieu thereof:

         In the event the Investors convert any of 6% Cumulative Convertible Preferred Stock prior to the Closing of the
         Merger Agreement, then each Party agrees that it will be proportionately diluted by the common stock required to be issued to Investors, as if such common stock were issued after the Closing of the Merger Agreement and that the respective percentages of the shares of Access Beyond to be held immediately after the Effective Time by the Access
         Beyond and Hayes shareholders as contemplated by Section
         1.1.5 of the Merger Agreement shall be calculated without
         regard to the issuance of the common shares occasioned by conversion of the 6% Cumulative Convertible Preferred Stock.
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     2.   Section 1.1.5 of the Merger Agreement is hereby amended in the definition of "C", in the Conversion Ratio, by adding after the words "Effective Time", the following:

         calculated without regard to the issuance of common stock upon conversion prior to the Effective Time of any of the 6% Cumulative Convertible Preferred Stock issued to the Investors pursuant to the Preferred Stock Investment.

     3. Section 8.16 of the Merger Agreement is hereby amended by deleting in the fourth line thereof the words "at the Closing", and inserting in lieu thereof the following: "not more than five (5) days prior to the Effective Date of the registration statement on Form S-4".

     4. Exhibit 7.13 to the Merger Agreement, as amended, is hereby deleted and a new Exhibit 7.13 is inserted in lieu thereof, as set forth on Exhibit "A" attached to this Second Amendment and made a part hereof by this reference. The purpose of this substituted Restated Certificate is to provide the completed information left blank in the original Restated Certificate attached to the Merger Agreement.

     5. All other provisions of the Merger Agreement, as amended, shall remain unchanged and are hereby declared to be in full force and effect, except as expressly amended hereby.

     6. By executing this Amendment, Hayes represents that the Second Amendment and the actions contemplated hereby have been duly authorized by the Hayes Transaction Committee and Access Beyond represents that the Second Amendment and the actions contemplated hereby have been duly authorized by the Access Beyond Board of Directors.


     IN WITNESS WHEREOF, the Parties hereto have executed this Second Amendment as of the date first above written.

ACCESS BEYOND, INC.                         HAYES MICROCOMPUTER PRODUCTS, INC.


BY: /s/ Ronald A. Howard                    By: /s/ Dennis C. Hayes
    _______________________________             _______________________________
    Ronald A. Howard, President                 Dennis C. Hayes, Chairman